Exhibit 10.4

MEMORANDUM OF UNDERSTANDING

Principles of Research and License Agreement

March 10, 2015

The principles: Yissum owns certain patent/s, rights, know-how and technical data developed by Prof. Simon Benita (the "Researcher") regarding nanoparticles for topical delivery of active agents (the “Technology”). Immune Pharmaceuticals Ltd. (the "Company") wishes to receive a license from Yissum for the commercial development and marketing of the Technology and to sponsor research to be conducted by or under the supervision of the Researcher in connection with the further development of the Technology.

A. Negotiations Period

License to Technology	Upon the signing of the definitive research & license agreement (the “Definitive Agreement”), the Company shall have certain license rights to the Technology, all as set forth therein.
Negotiations Period	The Definitive Agreement will be signed no later than six (6) months from the date of execution of this MOU (the “Negotiations Period”). This period may be extended by Yissum, in its sole discretion. The Company undertakes to be bound by the confidentiality and non-disclosure obligations set out in Appendix B.
Option/No-Shop Fee	In consideration for Yissum not offering the Technology within the Field (as defined below) to any third party during the Negotiations Period, the Company shall pay Yissum a non-refundable fee of $20,000 (Twenty Thousand US Dollars) (“Option/No-Shop Fee”) If the Company executes a Definitive License Agreement, it will be entitled to utilize this Option/No Shop Fee amount as a credit towards Company’s payment, if any, for Sponsored Research.
Due Diligence/Evaluation during the Negotiations Period	During the Negotiations Period, the Company shall conduct whatever due diligence and evaluation of the Technology as it sees fit. Yissum and the Researcher will provide reasonable cooperation to the Company.
Lapse of Negotiation Period	If the Definitive Agreement shall not be signed by the end of the Negotiations Period (including any extension), Yissum and the Researcher shall be free of any obligations to the Company, except for the obligations set forth in the paragraphs entitled "Confidentiality". The Company shall have no claim to any intellectual property developed by the Researcher during the Negotiations Period. No amounts paid by the Company to Yissum in connection with the Option/No-Shop Fee will be refundable.

B. Terms of License

Type of License	Exclusive in the Field (with right to grant sublicenses upon Yissum's prior approval, which approval shall not be unreasonably withheld)) to develop and commercialize the Licensed Technology in the Field in the Territory (the "License")
Field of Use:	Topical delivery of Amiket, a combination of amytriptine and ketamine for the treatment of pain, only by means of biodegradable nanoparticles (the "Field"). For the avoidance of doubt, the Field does not involve any mechanism for delivery except topical of Amiket and each of its components or drugs of the same class. Should Company wish to develop Products outside the Field, the parties will have to negotiate a separate licensing agreement.
Territory	Worldwide (the "Territory")

Term of License	The License will expire, on a country-by-country basis, upon the later of the date of expiration of the last valid Licensed Patent in such country or the end of a period of 15 years from the date of making the First Commercial Sale of the last Product to enter the market in such country. Should the Licensed Patents expire prior to 15 years from the date of the First Commercial Sale in a particular country or countries, the License in that country or those countries shall be deemed a License to the Know-How.
Licensed Technology	The Licensed Technology shall consist of the Licensed Patents, the Know-How and the Research Results (the "Licensed Technology").
Licensed Patents	The patent application currently entitled: NANOPARTICLES FOR DERMAL AND SYSTEMIC DELIVERY OF DRUGS (Yissum’s Ref: 3451) detailed in Appendix A and all patent applications or registered patents, any patent application that claims priority therefrom; all divisions, continuations, continuations-in-part, re-examinations, reissues, substitutions, or extensions, including European Supplementary Protection Certificates (“SPCs”), and any and all patents issuing from, and inventions, methods, processes, and other patentable subject matter disclosed or claimed in, any and all of the foregoing, all to be listed on an appendix to the Definitive Agreement.
Know-How	Any information, ancillary materials, results, devices and/or know-how in the Field, developed by the Researcher at the Hebrew University (“University”), solely and directly related to the Licensed Patents , but not appearing in the Licensed Patents, prior the execution of the Definitive Agreement, belonging to Yissum (the "Know-How").
Research Results	The results of any research funded by the Company and conducted by or under the supervision of the Researcher in connection with the Licensed Technology, pursuant and subsequent to the execution of the Definitive Agreement (“Sponsored Research”), including any patent applications and patents, information, material, results, devices and/or other know-how arising from the research (the "Research Results").
Product(s)	Any product, process or service that comprises, contains or incorporates the Licensed Technology and/or the Development Results or any part thereof, or that uses the Licensed Technology and/or the Development Results as a basis for subsequent modifications that are standard in drug development or in drug delivery.
Reserved Rights	Notwithstanding the grant of the License, Yissum, on behalf of the University, shall retain the right (i) to make, use and practice the Licensed Technology for the University's own internal research, educational and clinical purposes; (ii) to license and/or otherwise convey to other academic and not-for-profit research organizations for no charge other than shipping fees the Licensed Technology for use in non-commercial research; and (iii) to license and/or otherwise convey to any organization the Licensed Technology for research and development relating to commercial applications outside the Field; provided that the Company shall have a right of first offer on any such use.
Sublicenses	The Company may sublicense its rights under the License, provided that the Company requests and receives Yissum's prior approval of the sublicense agreement, which shall not be unreasonably withheld or delayed. The Company shall ensure that any sublicense shall include terms that make the sublicense dependent on the continued existence of the Definitive Agreement and that bind the sublicensee to observe the relevant material terms of the Definitive Agreement, including the obligation to maintain appropriate insurance

Consideration

•   Annual License Maintenance Fee of $30,000 beginning 5 years after the execution of the Definitive Agreement. The Annual License Maintenance Fee shall increase by 30% each year, up to a maximum of $100,000 per year. An Annual License Maintenance Fee, once paid, may be credited by the Company against Royalties and/ or Milestone Paymentsdue within the same calendar year in which the Annual Maintenance Fee was paid.

•   Royalties on net sales of products by the Company, an Affiliate or a Sublicensee in the amounts of:

o      3% on all Products except that: (a) if there is generic competition in a particular country, then the Royalties for that particular country will be reduced to 1.5%; and (b) if there is no patent application or patent in force anywhere in the world, then the Royalties will be reduced to 1.5% world-wide.

•   Sublicense Fees:

o     12% of any non-sales related consideration, except any direct equity financing at market value or reimbursement of R&D costs actually expended by the Company, received by the Company from a sublicense or an option to receive a sublicense for Products and/or Licensed Technology.

•   Milestone Payments:

For any Product reaching a milestone as follows, the Company shall pay milestone payments (“Milestone Payments”) as follows:

•      $60,000 upon IND/IMPD (EU equivalent to IND) submission
*  $90,000 upon first patient enrolled in Phase I.
*  $250,000 upon first patient enrolled in Phase II
*  $500,000 upon first patient enrolled in Phase III
* $400,000 upon FDA acceptance of an NDA

•     $ 200,000 upon EMA acceptance of an MAA
* $2,000,000 upon first commercial sale in the US.
* $1,000,000 upon first commercial sale in EU

•      In the event that for any of the above milestones the Company receives consideration from a sublicensee for the particular milestone achievement, then the Company shall pay Yissum the higher (not both) of: (a) the amount of the particular Milestone Payment; or (b) the amount of the Sublicense Fees that are due for such sublicensee consideration paid to the Company.

Quarterly reporting, beginning after the earlier of a First Commercial Sale of a Product or the execution of a sublicensing agreement, on all Product sales of the Company, its Affiliates or Sublicensees. Yissum shall have access to Company’s records at reasonable times and upon reasonable prior notice and the right to audit these records once annually and shall have the right to require the Company to cause the audit of its Sublicensees.

Sponsored Research

•      Company to fund Sponsored Research by or under the direction of the Researcher in connection with the development of the Licensed Technology.

•      Sponsored Research to be conducted pursuant to a written research plan arrived at between the Researcher and the Company (the "Research Plan").

•      The budget for the Sponsored Research shall be a minimum of $300,000 (inclusive of overhead) for the first year plus VAT and any other applicable taxes, (the "Budget"). Sponsored Research fees will be paid quarterly after signature of the Definitive Agreement at the beginning of each quarter (October 1, January 1, April 1, July 1) during the duration of the Sponsored Research. For the avoidance of doubt, the Company understands that no Research will begin until the receipt by Yissum of the first payment of such Sponsored Research fees.

•      The Research Plan and Budget shall be reviewed and approved by the parties on an annual basis, and any change shall be subject to the agreement of the parties.

•      Yissum and/or HUJI shall be entitled to obtain additional finance for the Sponsored Research from third parties (including by way of grants) provided that such additional finance does not impair the Company’s rights under the License.

•      The Research Results shall automatically be included in the Licensed Technology.

•      Any consulting-like agreement with or grant of benefits of any kind to the Researcher by the Company in the past shall be disclosed to Yissum and any such new consulting-like agreement shall be accomplished only through a written agreement with Yissum.

•      During the conduct of the Sponsored Research, Yissum shall submit to the Company reports twice yearly of the progress, results, significant findings and/or major issues of the Sponsored Research, as shall be further defined in the Definitive Agreement.

Development Due Diligence

•      The Company shall be responsible for the diligent development of the Licensed Technology.

•      A steering committee made up of 2 representatives of the Company and 2 representatives of Yissum shall be established to monitor the Company's development efforts and shall meet at least once every 6 months.

•      Within 60 days from the start of the Negotiation Period, the Company shall prepare and present to Yissum a written development plan setting forth the development and commercialization efforts it will undertake for the commercial exploitation of the Technology (“Development Plan”), which will be subject to Yissum’s approval and will be an annex to any Definitive Agreement.

•      The Company shall prepare and present to Yissum a written development report every 6 months from the execution of the Definitive Agreement setting forth the activities and achievements of the Company in the development and commercialization of the Licensed Technology. Such report shall include any changes made to the Development Plan.

•      The results of activities carried out by the Company or by third parties at the direction of the Company (other than Sponsored Research or other activities conducted by the Researcher or any other University employee) pursuant to the Development Plan, including any invention, patent or patent application, product, material, method, process, technique, know-how, data, information or other result which do not form part of the Licensed Technology, discovered in the course of or arising from the performance of the Company’s development work, including any regulatory filing filed, or approval obtained, by the Company, an Affiliate or Sublicensee in respect of the Products, as well as any information, material, results, devices and know-how arising therefrom (the "Development Results").

•      The Company's failure to meet the milestones of the Development Plan and to demonstrate commercially reasonable diligence in developing the Licensed Technology shall be a material breach of the Definitive Agreement, which, if not cured, shall result in the termination of the Definitive Agreement.

Ownership/Title

•      All rights in the Licensed Technology shall be solely owned by Yissum, and the Company shall hold and make use of the rights granted pursuant to the License solely in accordance with the terms of the Definitive Agreement.

•      All rights in the Development Results shall be solely owned by the Company, except to the extent that an employee of the University, including, but not limited to, the Researcher, is properly considered an inventor of a patentable invention arising from the Development Results, in which case such ownership shall be held jointly and exclusively by the Company and Yissum, as appropriate. Yissum will have the exclusive right to sublicense such jointly owned Development Results outside the Field upon the prior written approval of the Company only, which approval shall not be unreasonably withheld, provided that Yissum shall pay the Company 18% of any consideration received by Yissum from any third party in connection with such jointly owned Development Results outside the Field. For the avoidance of doubt it is stated that should such third party consideration be paid for the jointly owned Development Results together with other information, materials, know-how or technology, the Company’s 18% share shall be from the amount of consideration apportioned only to the jointly owned Development Results.

Patents

•     Yissum will be responsible for prosecuting and maintaining all patents and patent applications at the Company's cost, in consultation with the Company, including a consideration of costs of such actions. The Company agrees to have the responsible patent counsel bill it directly for such costs.

•      All Licensed Patents will be registered in the name of Yissum. Where patents arise from the Development Results, patents shall be registered in the name of the Company, unless an employee of the University is properly to be considered an inventor, in which case the patents shall be registered jointly in the names of the Company and Yissum.

•      Upon the execution of the Definitive Agreement, the Company shall execute a letter of conditional assignment according to which in the event the Company shall cease operations and/or shall be liquidated or shall fail to pay the expenses of the prosecution or maintenance of any joint patents or otherwise be in material breach of the Definitive Agreement, its interest in such joint patents shall be assigned automatically to Yissum; provided that in any such events Yissum shall pay the Company 18% of any consideration received by Yissum from any third party in connection with such joint patents.

•      The Company shall have primary responsibility for enforcing and defending infringement actions concerning the Licensed Patents.

Confidentiality	Standard confidentiality provisions in connection with the Licensed Technology, the Company’s IP and business, including Yissum/HUJI employees’ and consultants’ undertakings.

Publications	Standard terms of freedom of Yissum/University to publish details of the Research and the Licensed Technology subject to the Company’s prior written consent which the Company may reasonably withhold solely to delete Company confidential information and to allow for the filing of patent applications or other IP protection, but in no event for a period longer than 90 days from the day that the Researcher sent the said publication to the Company, after which publication will be automatically permitted.
Liability and Indemnity	No warranties given by Yissum. The Company to hold harmless and indemnify Yissum, the University and their employees in connection with any liability arising from the use of the Licensed Technology.
Insurance	The Company shall maintain appropriate levels of insurance commensurate with the nature of its business.
Termination	Standard termination terms.
Binding

The terms of this MOU represent a binding agreement between the Parties. However, it is not a complete agreement and additional matters not addressed or decided upon here will be negotiated and included in the Definitive License Agreement by the Parties.

IN WITNESS WHEREOF THE PARTIES BELOW HAVE SIGNED THIS MEMORANDUM OF UNDERSTANDINGS AS OF THE DATE WRITTEN ABOVE:

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM LTD.		THE COMPANY

By:	Yaacov Michlin, CEO
Ariela Markel M.Sc, MBA, VP Licensing, Biotechnology		By:	Dr. Daniel Teper
Title:		Title:	CEO

The undersigned, Professor Simon Benita, has reviewed, is familiar with and agree to all of the above terms and conditions. I hereby undertake to cooperate fully with Yissum in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

Simon Benita	3/12/15
Prof. Simon Benita	Date signed

Appendix A

Licensed Patents

Family:	3451	Title:	NANOPARTICLES FOR DERMAL AND SYSTEMIC DELIVERY OF DRUGS

Inventor	University	Faculty	Department

Badihi Amit	HUJI	School of Pharmacy	Institute for Drug Research
Karra Nour	HUJI
NASSAR Taher	HUJI
Benita Simon	HUJI	School of Pharmacy	Pharmaceutics

Application			Publication		Patent
Patent ID	Status	Country	Date	Number	Date	Number

3451-00	Expired	US	21/01/2009	61/202,021
3451-01	Expired	US	22/01/2010	61/297,314
3451-03	Expired	US	24/01/2011	61/435,674
3451-06	Exhausted	PCT	24/01/2012	PCT/IL2012/050020	02/08/2012	WO 2012/101639
3451-10	Filed	Australia	24/01/2012	2012210179
3451-11	Filed	Canada	24/01/2012	2,825,016
3451-12	Examination	China	24/01/2012	201280014801.2
3451-13	Examination	Europe	28/02/2014	12707143.9.
3451-14	Filed	India	24/01/2012	5974/CHENP/2013
3451-15	Filed	Israel	24/01/2012	227591
3451-16	Filed	Japan	24/01/2012	2013-549936
3451-17	Filed	Korea	24/01/2012	10-2013-7022185
3451-18	Examination	US	24/01/2012	13/981,207	20/03/2014	US-2014/ 0079642

Appendix B

Confidentiality and Non-Disclosure Agreement

Made and entered into in Jerusalem on March 10, 2015 (“Effective Date”)

Between:

Yissum Research Development Company of

The Hebrew University Of Jerusalem Ltd.

Hi Tech Park, Edmond J. Safra Campus

Givat Ram, PO Box 39135

Jerusalem 91390, Israel ("Yissum");

and Between:

Immune Pharmaceuticals Ltd.

430 East 29th Street, New York, NY 10016

    ("Company");

Whereas:

Yissum has in its possession certain confidential and/or proprietary ideas, know-how, data, information and/or materials of a scientific, technical or business/ commercial nature in a tangible or intangible format, whether written, oral, electronic or otherwise, (the "Confidential Information"), relating to the following project:

Topical delivery of Amiket, a combination of amytriptine and ketamine for the treatment of pain, by means of biodegradable nanoparticles (Researcher Simon Benita)

    (the: “Project”);

and Whereas:

The Company is interested in receiving Confidential Information in order to evaluate such Confidential Information for the sole purpose of promoting a mutually beneficial relationship with Yissum with respect to the Project (the “Purpose”);

Therefore, it is agreed as follows:

1. The above recitations constitute an integral part of this Confidentiality and Non-Disclosure Agreement (“Agreement’).

2. Employees, directors, contractors, and/or other representatives of Company (“Representatives”) have received, or will receive, from Yissum written, electronic and/or oral disclosures in connection with the Project and in furtherance of the Purpose. Subject to clause 3 below, all such disclosures shall be safeguarded by the Company and its Representatives in strict confidence as Confidential Information.

3.

a. The Company undertakes to hold in confidence all of the Confidential Information, disclosed to Company and/or its Representatives by Yissum, for a period of seven (7) years from the Effective Date or from the date of disclosure of any Confidential Information, the later of the two (“Confidentiality Term”). The Confidentiality Term for Confidential Information disclosed prior to the Effective Date shall terminate seven (7) years after the Effective Date.

b. Information shall not be considered Confidential Information if it can be proven by the Company that such information:

i.	Was in the Company's possession prior to disclosure and was not acquired, or obtained directly or indirectly, from Yissum;
ii.	Was at the time of the disclosure by Yissum in the public domain or entered the public domain after such disclosure, by publication or other documented means, through no act or fault of the Company or any of its Representatives;
iii.	Was received by the Company from a third party having legal right to transmit the same and is not the subject of any restriction on disclosure imposed by that third party upon the Company or to the best of the Company's knowledge, imposed upon such third party; or
iv.	Was required by law to be disclosed to a governmental or regulatory authority, provided however that the Company promptly notifies Yissum in writing of such, limits the disclosure to the extent permitted under law and exercises all reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded the disclosure.

Notwithstanding the above, information shall not be regarded as in the public domain or known to the Company if individual components of the information relating to the idea are in the public domain or known to the Company, but the particular compilation of information is not public knowledge, in the public domain or so known.

4.

a. The Company undertakes to carefully safeguard the Confidential Information in order to prevent improper disclosure and loss in violation of this Agreement (“Improper Disclosure”), and undertakes to take all reasonable care necessary to keep any and all such information confidential in compliance with this Agreement. In the event of any Improper Disclosure, the Company undertakes to give immediate written notice thereof to Yissum.

b. The Company undertakes to limit access to the Confidential Information under its control solely to the Company's Representatives whose access to the Confidential Information is essential for the Purpose.

c. The Company undertakes that it shall be liable for its Representatives maintaining absolute confidentiality with regard to all Confidential Information, and shall ensure that all of its Representatives execute a non-disclosure agreement with terms substantially similar to those contained herein prior to their receipt of any Confidential Information.

5. The Company undertakes that it will not, derive, directly or indirectly, from the possession or use of the Confidential Information, any right, title or interest therein, nor claim any legal right, either by means of patent applications or otherwise, with regard to products, services, methods or processes derived or based upon the Confidential Information. The Company represents that the purpose of receiving any patent applications or other patent related information from Yissum is not, and shall not be, to form a basis for filing patent applications or instituting any other proceeding in any patent office or court.

6. Within 6 (six) months from the date of receipt of any Confidential Information (and any extension of such period mutually agreed to in writing by Yissum and the Company), the Company shall evaluate such Confidential Information and shall advise Yissum in writing of the results of the evaluation. The Company undertakes to return to Yissum the entire Confidential Information and all related documentation, including without limitation all materials incorporating or integrating any Confidential Information in whole or in part, such return to take place immediately after finalizing its evaluation or within 14 days of being required by Yissum, the earlier of the two.

7. For the avoidance of any doubt, it is hereby clarified that this Agreement does not constitute a license to use the Confidential Information other than for evaluation to achieve the Purpose, and shall not in any way commit Yissum to enter into any other agreement or arrangement with the Company. All of the Confidential Information is being provided “as is” by Yissum, and Yissum does not provide any warranties or representations, express or implied, as to the accuracy, completeness and/or usefulness of the Confidential Information or otherwise.

8. The provisions of this Agreement and everything concerning the relationship between the parties in accordance with this Agreement shall be governed by Israeli law, and Yissum and the Company each agrees to submit to the exclusive jurisdiction of the appropriate court in Jerusalem, Israel.

9. Yissum and the Company each acknowledges that any breach or threatened breach of this Agreement may cause irreparable harm, thereby entitling the non-breaching party to seek and to receive injunctive relief without proof of actual damages, this in addition to all other legal remedies available.

10. This Agreement shall be in force for a period of 7 (seven) years from the Effective Date. All of the confidentiality and non-disclosure obligations set out herein shall apply to Confidential Information (if any) disclosed prior to the Effective Date, shall survive Agreement termination and shall bind the Parties for the entire period of the Confidentiality Term related to the particular disclosure.

In witness hereof, the parties have attached their signatures:

Authorized signature of the Company	Authorized representative of Yissum

Signature: Yaacov Michlin, CEO of Yissum	Signature: Dr. Daniel Teper, CEO

Ariela Markel M.S.c, VP Licensing, Biotechnology	Name & Title:

Name & Title: